Lynch Interactive Corporation                                       Attachment B
Statements of Operations  and Selected Balance Sheet Data
Unaudited
(In Thousands, Except Per Share Data)

STATEMENTS OF OPERATIONS

                                             Three Months Ended         Percent
                                                 March 31,             Increase
                                        ----------------------
                                         2004         2003            (Decrease)
                                        ---------------------------------------


Revenues                                $21,888      $21,303                2.7%

Cost and Expenses:
Cost of service and sales                 7,480       7,437
Selling, general and administration       3,326       3,407
Corporate office expense                    973         770
Depreciation and amortization             5,221       4,915
                                          -----------------
Operating profit, in accordance with
  generally accepted accounting
  principles                              4,888        4,774                2.4%

Other Income(Expense)
Investment income                           728         558
Interest expense                         (2,819)     (3,026)
Equity in earnings of affliated
  companies                                 712         384
                                         ------------------
                                         (1,379)     (2,084)
                                         -------------------
Income (Loss) Before Income Taxes
  Minority Interests                      3,509       2,690
(Provision) Benefit For Income Taxes     (1,449)     (1,076)
Minority Interests                         (457)       (201)
                                         -------------------
Net Income (Loss)                        $1,603      $1,413
                                         ===================

Weighted Average Shares Used In
 Earnings Per Share Computations          2,777       2,791

Basic and Diluted Earnings Per Share      $0.58       $0.51


Earnings Before Interest,Taxes,
  Depreciation, and Amortization
  - see Attachment A
Operating Subsidiaries                   11,082      10,459                 6.0%
Corporate Office Expense                  (973)        (770)
                                         ------------------
Total EBITDA                             10,109       9,689                 4.3%
Depreciation and amortization            (5,221)     (4,915)
                                         ------------------
Operating profit, in accordance
  with generally accepted accounting

  principles                             $4,888      $4,774
                                         ==================
Capital Expenditures                     $2,614      $4,229


SELECTED BALANCE SHEET DATA

                                                        Mar. 31,        Dec. 31,
                                                          2004            2003
                                                        -------         --------

Cash and Cash Equivalents                               $29,572          $26,556
Long-Term Debt                                          173,459          175,783
Minority Interests                                       10,297            9,763
Shareholders' Equity                                     31,919           29,887

Shares Outstanding at Date                                2,775            2,780